
Bridget Riley
(b. 1931)
Initial Offering Price
$1,373,000
Offering Circular
sec.gov
Price Appreciation of Similar Works
17.2%
Similar Sales
Record Price
Selected paintings similar to this one have appreciated in price every single time they've returned to auction. Midi, sold for $137k in 1992, $1.3M in 2016, and $2.4M in 2019. Each individual painting is unique, but we believe this is a great signal.
INVESTMENT THESIS
$2.5m
$2.0m
$1.5m
$1.0m
$0.5m
$0.0m
90
94
98
02
06
10
14
18
22
Sharpe Ratio (1997-2022)
watch video
Bridget Riley
▲1.05
S&P 500
0.46
49% Progress
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Bridget Riley

(b. 1931)

Why we like this offering

1. The Artwork is a prime example of Bridget Riley's newer body of horizontal stripe paintings. Riley's recent stripe paintings build on her specialized knowledge of perception and her advanced technical skill to create refined and mesmerizing paintings of uniform stripes.
2. Auction records for artworks similar in scale and style created since 1980 are led by works from the 1980's, and include: *Delos* (1983), which sold for $2,668,163 at Sotheby's in October 2022, followed by *Praise I* (1981-1982), which sold for $2,495,238 at Christie's in October 2022, and *Midi* (1983), which sold for $2,385,676 at Sotheby's in March 2019.
3. The title of the Artwork, CODA, alludes to the coda of a piece of music, that is, its conclusion. The coda of a song often revisits previously explored melodies and themes. Created in 2016 at the approximate age of 85, Bridget Riley revisits her decades-long investigation of stripes in this painting.
4. Bridget Riley draws from psychology and ophthalmology to carefully select which colors she places adjacent to each other to draw the viewer's eye naturally across the surfaces of her canvases.
5. Bridget Riley has featured stripes in her paintings since her iconic, black-and-white Op Art paintings from the early 1960s. She then integrated stripes into her investigation of color theory in her Egyptian palette vertical stripe paintings in the 1980s.
6. The Artwork is a large-scale, horizontal canvas painting composed of uniform horizontal stripes alternating between soft shades of red, brown, orange, blue, purple, and pink.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$2,363,107	38	$5,103,400

Turnover by Year


24M
18M
12M
6M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
65
48.75
32.5
16.25
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$1,373,000**
Offering Circular	sec.gov/edgar

Painting





About Bridget Riley

Bridget Riley (b. 1931, London) is a leading figure in the Op Art movement, best known for her vibrant and dizzying geometric compositions. Inspired by Georges Seurat's pointillism and Victor Vasarely's warped grids, Riley harnessed color theory and geometry to develop her signature Op Art style in 1960. In 1968, she became the first woman to represent the United Kingdom at the Venice Biennale and the first living British painter to win the prestigious Golden Lion International Award for Painting.

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BRIDGET RILEY

b. 1931, UNITED KINGDOM



$1,373,000
INITIAL OFFERING

17.2% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]	▲1.05 SHARPE RATIO[3]
17.1% ANNUAL GROWTH OF RECORD PRICE[4]	16.0% MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Acrylic on linen | 69 × 130 inches

Bridget Riley is a leading figure of the Op art movement, known for her use of line, formal color arrangements and geometric precision to create optical visual effects.

The Artwork is a prime example of Bridget Riley's newer body of horizontal stripe paintings. Riley's recent stripe paintings build on her specialized knowledge of perception and her advanced technical skill to create refined and mesmerizing paintings of uniform stripes. Bridget Riley has featured stripes in her paintings since her iconic, black-and-white Op Art paintings from the early 1960s. She then integrated stripes into her investigation of color theory in her Egyptian palette vertical stripe paintings in the 1980s. Bridget Riley draws from psychology and ophthalmology to carefully select which colors she places adjacent to each other to draw the viewer's eye naturally across the surfaces of her canvases. The title of the Artwork alludes to the coda of a piece of music, that is, its conclusion. The coda of a song often revisits previously explored melodies and themes. Created in 2016 at the approximate age of 85, Bridget Riley revisits her decades-long investigation of stripes in this painting. Bridget Riley drew inspiration from the peachy, flesh-tone palette of the post-impressionist painter Renoir in this painting, recalling her early education in semi-impressionist figurative painting at Goldsmiths College from 1949 to 1952. The Artwork is a large-scale, horizontal canvas painting composed of uniform horizontal stripes alternating between soft shades of red, brown, orange, blue, purple, and pink. Auction records for artworks similar in scale and style created since 1980 are led by works from the 1980's, and include: Delos (1983), which sold for $2,668,163 (HKD 20,945,000) at Sotheby's Hong Kong on October 7, 2022, followed by Praise I (1981-1982), which sold for $2,495,238 (£2,202,000) at Christie's London on October 13, 2022, and Midi (1983), which sold for $2,385,676 (£1,815,000) at Sotheby's London on March 5, 2019.

Bridget Riley has been represented internationally by David Zwirner since 2014. She has been the subject of solo exhibitions at the Museum of Modern Art in New York, the Tate in London, the National Galleries of Scotland in Edinburgh, the National Gallery in London, the Dia Art Foundation in New York, and the Yale Center for British Art in New Haven, among many others. Her paintings are also held in numerous public collections around the world, including the Albright-Knox Art Gallery in Buffalo, the Art Institute of Chicago, the Arts Council in London, the Dallas Museum of Art, the Dia Art Foundation in New York, the Los Angeles County Museum of Art, the Metropolitan Museum of Art in New York, Moderna Museet in Stockholm, the Museum of Contemporary Art in Los Angeles, the Museum of Modern Art in New York, the National Museum of Modern Art in Tokyo, the Nationalgalerie in Berlin, the Stedelijk Museum in Amsterdam, and the Tate in London. Riley's institutional success is reflected in her market's desirability: according to the Turnover 2022 report, she ranked 97th in the top 100 best-selling artists at auction worldwide. Auction records for Riley's paintings are led by Untitled (Diagonal Curve) (1966), which sold for $5,813,156 (£ 4,338,500) at Christie's London on June 30, 2016, Gala (1974), which sold for $5,781,734 (£4,362,000) at Christie's London on March 22, 2022, and Chant 2 (1967), which sold for $5,105,852 (£2,561,250) at Sotheby's London on July 1, 2008.

AUCTION RECORDS FOR RILEY'S PAINTINGS ARE LED BY UNTITLED (DIAGONAL CURVE) (1966), WHICH SOLD FOR $5,813,156 (£ 4,338,500) AT CHRISTIE'S LONDON ON JUNE 30, 2016, GALA (1974), WHICH SOLD FOR $5,781,734 (£4,362,000) AT CHRISTIE'S LONDON ON MARCH 22, 2022, AND CHANT 2 (1967), WHICH SOLD FOR $5,105,852 (£2,561,250) AT SOTHEBY'S LONDON ON JULY 1, 2008.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$13,717
$159,192
$405,909
$577,747
$718,568
$905,000
$1,294,261
$1,152,608
$963,390
$1,063,523
$1,264,287
$2,385,676
$1,206,018
$2,668,163
$2,495,238
11/4/1992
2/7/2001
10/16/2010
11/15/2011
2/15/2012
11/13/2013
6/6/2016
10/6/2016
11/23/2016
6/29/2017
10/6/2017
3/5/2019
6/26/2019
6/27/2019
10/14/2021
10/7/2022
10/13/2022
Implied Historical Growth

Bridget Riley (b. 1931, London, United Kingdom) is a leading figure in the Op Art movement, best known for her vibrant and dizzying geometric compositions. Riley studied semi-impressionist figurative painting at Goldsmiths College from 1949 to 1952 and continued her education at the Royal College of Art from 1952 to 1955, transitioning into pointillist landscapes by 1958. While a graduate student, Riley taught children's art classes, and in 1959, she began teaching at a university level. During this period, she also briefly worked for the J. Walter Thompson Group advertising agency. Riley left her careers in teaching and advertising to pursue art full-time around 1963 and 1964. Inspired by Georges Seurat's pointillism and Victor Vasarely's warped grids, Riley harnessed color theory and geometry to develop her signature Op Art style in 1960. Her painted, two-dimensional illusions of movement and depth began in black and white; however, by the late 1960s, Riley had incorporated the full color spectrum into her practice. She held her first solo exhibition at Gallery One in London in 1962, which quickly led to a series of other local solo and group exhibitions, as well as awards, including the AICA Critics Prize and a John Moores', Liverpool Open Section prize in 1963. In 1965, she achieved international recognition when her paintings Current and Hesitate (1964) were included in the landmark Op Art exhibition The Responsive Eye at the Museum of Modern Art in New York. In 1968, she represented the United Kingdom at the 34th Venice Biennale and became the first living British painter to win the prestigious Golden Lion International Award for Painting. By 1971, Riley was the subject of a retrospective organized by Kunstverein Hannover, which traveled to Kunsthalle Bern, Kunsthalle Düsseldorf, Galleria Civica d'Arte Moderna in Turin, and the Hayward Gallery in London. In addition to numerous accolades, Riley was named a Commander of the Most Excellent Order of the British Empire in 1974 and a Companion of Honour in 1999. In 2019, the National Gallery in London commissioned Riley to create a large-scale wall painting titled Messengers. Riley continues to live and work in London, Cornwall, and France.



BRIDGET RILEY





IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Bridget Riley with the following criteria: Stripe paintings on canvas created since 1980, measuring over 50 inches by 50 inches. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 17.2% CAGR implied from selected sales occurring from November 14, 1992, to October 13, 2022.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Bridget Riley has a risk-adjusted appreciation of 1.05. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Bridget Riley have a record price compound annual growth rate ("CAGR") of 17.1% from March 25, 1986 to June 30, 2023. This calculation is based on (i) a record price of $14,250 on March 25, 1986, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $5,091,620, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Bridget Riley is 16.0%, which is based on 26 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Bridget Riley was February 26, 1992 and ending on the last date a repeat sale occurred for such artist, which in the case of Bridget Riley was November 10, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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